UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

BEACON ROOFING SUPPLY, INC.
(Name of Registrant as Specified In Its Charter)

QXO, INC.

BRAD JACOBS

Ihsan Essaid

Matt Fassler

Mark Manduca

Sheree Bargabos

Paul A. Camuti

Karel Czanderna

Jonathan F. Foster

Mauro Gregorio

Michael C. Lenz

Teresa May

Stephen D. Newlin

Joseph W. Reitmeier

Wendy Whiteash

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Item 1: On March 10, 2025, Brad Jacobs, Chairman and CEO of QXO, Inc. (“QXO”), issued a LinkedIn post, a copy of which is reproduced below as Exhibit 1. The LinkedIn post referred to a discussion on CNBC’s Squawk Box, the transcript of which is reproduced below as Exhibit 2.

Exhibit 1:

Brad Jacobs

Chairman and CEO, QXO, Inc.

4h

Sounds like Squawk Box likes the (potential) deal

CNBC
MARKET
ALERT

Exhibit 2:

CNBC Squawk Box Discussion Transcript

March 10, 2025

Joe Kernen: Here we go, Andrew. Your wish is my command. Beacon Roofing Supply and QXO are in discussions about a possible combination.

Andrew Ross-Sorkin: Boom!

Joe Kernen: I told you.

Andrew Ross-Sorkin: Booyah!

Joe Kernen: In which QXO would acquire Beacon in a deal valued at around $11 billion.

Item 2: On March 10, 2025, QXO updated its website dedicated to its offer to purchase Beacon Roofing Supply, Inc. (“Beacon”), which website is available at www.qxo.com/beacon. Copies of the materials posted to the website are filed herewith. From time to time, QXO and the other participants named herein may refer shareholders of Beacon to recent articles, copies of which are reproduced as Exhibits 3 and 4.

Exhibit 3:

Beacon Roofing Supply, QXO Discussing Potential Deal

Wall Street Journal

By Denny Jacob

March 10, 2025

▪	Beacon said it is delaying its investor day that was scheduled for Thursday

Beacon Roofing Supply and QXO have launched discussions about a potential combination in which Brad Jacobs’ company would acquire Beacon for around $7.7 billion.

The two sides said Monday that they are negotiating a definitive agreement in which QXO would pay $124.35 a share for the roofing and building products distributor. The offer is 10 cents a share higher than a previous offer that had been rebuffed.

Including debt, the offer values Beacon at around $11 billion.

Both companies noted that there’s no guarantee that the discussions will result in a deal. Beacon is delaying its investor day that was scheduled for Thursday.

QXO, a new player in building-products distribution, has been eyeing the Herndon, Va.-based Beacon since last year. After being turned down on several occasions, QXO launched a tender offer to acquire Beacon and said it was prepared to nominate directors to Beacon’s board.

Greenwich, Conn.-based QXO is headed by Jacobs, who has built multibillion-dollar companies in logistics and other sectors through acquisition. He and others agreed in late 2023 to invest about $1 billion into a small, publicly traded software company — SilverSun Technologies — and renamed it QXO, which has yet to strike its first big deal.

The pursuit comes as dealmaking in the building-materials space has been heating up. Home Depot last March struck a more than $18 billion deal, including debt, for SRS Distribution, a Beacon competitor.

QXO has said that an acquisition of Beacon shouldn’t face any significant antitrust or regulatory issues.

Beacon Roofing shares were up 8.4% to $120.50 in premarket trading Monday, while QXO shares were up 3% to $13.78.

Exhibit 4:

QXO and Beacon engage in talks

HBSDealer

By HBSDealer Staff

March 10, 2025

▪	Joint announcement briefly describes a ‘potential combination.’

Early Monday, Beacon and QXO released the following joint announcement:

“QXO, Inc. (NYSE:QXO) and Beacon Roofing Supply, Inc. (Nasdaq: BECN) confirmed today that they are in discussions about a potential combination in which QXO would acquire Beacon for $124.35 per share in cash, or total consideration of approximately $11 billion.

“QXO is engaging in customary due diligence regarding Beacon’s business, and QXO and Beacon are negotiating a definitive agreement. Beacon is postponing its Investor Day, which had been scheduled for March 13, 2025.

“There can be no assurance that these discussions will result in a transaction.”

The announcement is the latest friendly turn to a weeks-long hostile takeover attempt by QXO, led by billionaire entrepreneur Brad Jacobs. Over the course of his career, Jacobs has completed approximately 500 acquisitions, raised over $40 billion in institutional capital, and created organizations that have emphasized technology as a competitive advantage.

The $124.35 per share figure in the announcement is 10 cents above QXO’s original offer made back in November. It’s not a done deal, but if it were, then it would be described as an $11 billion deal.

“If we come to an agreement with Beacon, we expect it to be the first of many acquisitions for QXO,” said Joe Checkler, a spokesman for QXO. “It will put us on a pathway to our stated goal of $50 billion in revenue.”

Beacon, based in Herndon, Virginia, operates more than 580 branches in all 50 states in the U.S and 7 provinces in Canada. QXO sees it as an ideal target, as it is the second largest distributor of roofing products in the U.S. In 2024, Beacon's full-year sales were $9.76 billion, up 7.1 percent from the prior year.

QXO’s Jacobs has made clear his interest in building products distribution, viewed as an $800 billion market that's both fragmented and technologically challenged. For its part, Beacon operates a proprietary digital account management suite called Beacon PRO+, which allows customers to manage their business online. Beacon also recently announced an investment and partnership with Renovate Robotics to help bring cutting-edge automation to the job site.

QXO is confident that it can bring in even more technology to help building-products-distribution advance as an industry.

“Beacon is levered to the big secular growth themes of why we got into this industry,” said Checkler. “The average commercial building is over 50 years old, the average home is over 40 years old and there is a shortage of 4 million homes that need to be built. Plus, 80% of Beacon's business is Repair & Remodeling, which is highly stable, non-discretionary and less cyclical. Replacing a leaking or damaged roof is a necessity, not a decision.”

Beacon is also relatively immune to disruptions of international trade. “This is primarily a ‘made in the USA,’ ‘sold in the USA’ business,” Checkler added. “:The tariff risk is minimal.”

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets, goals, regulatory approval timing and nominating directors are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Such factors include but are not limited to: the ultimate outcome of any possible transaction between QXO and Beacon, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed; uncertainties as to whether Beacon will cooperate with QXO regarding the proposed transaction; the ultimate result should QXO commence a proxy contest for election of directors to Beacon’s Board of Directors; QXO’s ability to consummate the proposed transaction with Beacon; the conditions to the completion of the proposed transaction, including the receipt of any required shareholder approvals and any required regulatory approvals; QXO’s ability to finance the proposed transaction; the substantial indebtedness QXO expects to incur in connection with the proposed transaction and the need to generate sufficient cash flows to service and repay such debt; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; QXO’s ability to retain certain key employees; and general economic conditions that are less favorable than expected. QXO cautions that forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO does not assume any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

This communication is for informational purposes only and does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and Queen MergerCo, Inc. (the “Purchaser”) filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Committee (the “SEC”) on January 27, 2025, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on February 6, 2025. Investors and security holders are urged to carefully read the Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) and the Solicitation/Recommendation Statement as these materials contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that QXO and the Purchaser file with the SEC will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.

QXO and the other participants intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2025 Annual Meeting of stockholders of Beacon. QXO strongly advises all stockholders of Beacon to read the preliminary proxy statement, any amendments or supplements to such proxy statement, and other proxy materials filed by QXO with the SEC as they become available because they will contain important information. Such proxy materials will be available at no charge on the SEC’s website at www.sec.gov and at QXO’s website at investors.qxo.com. In addition, the participants in this proxy solicitation will provide copies of the proxy statement, and other relevant documents, without charge, when available, upon request. Requests for copies should be directed to the participants’ proxy solicitor.

Certain Information Concerning the Participants

The participants in the proxy solicitation are anticipated to be QXO, Brad Jacobs, Ihsan Essaid, Matt Fassler, Mark Manduca, Sheree Bargabos, Paul Camuti, Karel Czanderna, Jonathan Foster, Mauro Gregorio, Michael Lenz, Teresa May, Stephen Newlin, Joseph Reitmeier and Wendy Whiteash. As of the date of this communication, QXO owns 100 shares of common stock of Beacon in record name and Ms. Czanderna may be deemed to beneficially own 10 shares of common stock of Beacon held in a trust, for which Ms. Czanderna’s husband serves as trustee. As of the date of this communication, none of the other participants has any direct or indirect interest, by security holdings or otherwise, in Beacon.